AGREEMENT

         This Agreement (the "Agreement"), is entered into as of April 29, 1998 among John Deere Construction Equipment Company (formerly known as John Deere Industrial Equipment Company), a corporation organized under the laws of the State of Delaware with its principal place of business in Moline, Illinois ("Deere"); Neff Machinery, Inc., a corporation organized under the laws of the State of Florida with its principal place of business in Miami, Florida (formerly known as The Mas Group, Inc. d/b/a/ Neff Machinery) ("Neff Machinery"); Neff Corp., a corporation organized under the laws of the State of Delaware with its principal place of business in Miami, Florida ("Neff"); Jorge
L. Mas, Jr., Juan Carlos Mas and Jose Ramon Mas, all residents of the State of Florida and shareholders of Neff (the "Mas shareholders"); Kevin Fitzgerald, a resident of the State of Florida and a shareholder of Neff ("Fitzgerald"); Santos Fund I, LP, a Texas limited partnership owned by the Mas shareholders and Kevin Fitzgerald with its principal place of business in Florida ("Santos"); and Santos Capital Advisors, Inc., a Florida corporation owned by the Mas shareholders and Kevin Fitzgerald with its principal place of business in Florida ("Santos Capital") (collectively "the parties").

                                   DEFINITIONS

         1. "Affiliate" means with respect to any Person, (i) each other Person that, directly or indirectly, owns or controls, whether beneficially or, as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each other Person that directly or indirectly controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint ventures and partners and (iv) the spouse, each sibling and each lineal descendant and ascendant of any such specified Person or any Affiliate of such specified Person. For purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. This definition is distinguished from "Affiliate" as that term is used in connection with Deere's New Dealer Agreement and defined in Recital 8 below as a "Neff Affiliate."

         2. "Common Stock" or "Neff Common Stock" means all classes of the common stock of Neff.

         3. "Deere Competitor" means any Person who, directly or through an Affiliate, manufactures, sells or distributes forestry, industrial, construction or utility equipment, generally comparable to one or more models of equipment manufactured or sold, or proposed to be manufactured or sold, now or in the future, by Deere, either as whole goods or parts thereof, including any dealer or distributor of such equipment or parts at any level of distribution.

         4. "GE Affiliate" means General Electric Capital Corporation ("GE Capital") and any Affiliate of GE Capital.

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         5. "Person" means any individual, sole proprietorship, partnership
(including a limited partnership), joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, limited liability company, joint stock company, entity or government (whether federal, state, county, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or any other business entity.

         6. "Stock" means all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and any succeeding law), including, without limitation, any securities with profit participation features, and any rights, warrants, options or other securities convertible into or exercisable or exchangeable for any such shares, equity or profits, interests, participations or other equivalents, or such other securities, directly or indirectly (or any equivalent ownership interests, in the case of a Person which is not a corporation).

                                    RECITALS

         1. Deere and Neff Machinery executed construction and utility equipment dealer agreements in 1989 and executed revised agreements in 1994 ("Dealer Agreements").

         2. The Mas shareholders, who had been the sole shareholders of Neff Machinery since 1994, and Neff, a new company owning all of the stock of Neff Machinery, entered into certain agreements in December 1995 with GE Capital, whereby, among other things, GE Capital provided financing to Neff, purchased preferred stock of Neff ("Series A"); and acquired a warrant allowing it to purchase 26,667 shares of Common Stock of Neff. Among other rights, the Series A preferred stock allows GE Capital to elect one of the seven members of Neff's board of directors and to veto any merger, sale of the company or other change in control.

         3. In March 1996, Deere, Neff Machinery, Neff and the Mas shareholders executed an agreement addressing, among other things, the change in ownership in Neff Machinery, the creation of Neff and GE Capital's ownership interest in Neff, and granting Deere termination rights in addition to those in the Dealer Agreements in the event of certain further changes in the ownership of Neff ("March 1996 Agreement").

         4. In December 1996, the Mas shareholders, Neff, GE Capital and GECFS, Inc. ("GECFS") (which had acquired the warrant from GE Capital and purchased Neff's Common Stock), entered into certain additional agreements involving, among other things, a refinancing and increased financing of Neff; issuance of two additional classes of Neff preferred stock, respectively, to GECFS ("Series B") (in exchange for the Neff Common Stock) and to GE Capital ("Series C") (for
cash); and a grant of a control option to GE Capital allowing it to acquire shares of issued and outstanding Common Stock sufficient to increase its ownership to fifty-one percent (51 %) of the Common Stock commencing on July 1, 1998.

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         5. Among other rights, Series B and Series C of Neff's preferred stock owned by GE Capital and GECFS allow those companies to convert their stock to forty percent (40%) of issued and outstanding Common Stock and elect one additional member of the Neff board of directors.

         6. Deere considers the December 1996 agreements to constitute a change in the ownership in Neff giving rise to a right, under the terms of the March 1996 Agreement, of Deere to terminate Neff Machinery's dealership appointments.

         7. Contemporaneously with this Agreement, Deere has entered into a new dealer agreement with Neff Machinery ("New Dealer Agreement").

         8. The New Dealer Agreement defines an affiliate of Neff Machinery ("Neff Affiliate"). By this definition, GE Capital and GECFS are Neff Affiliates. Under the New Dealer Agreement, Neff Affiliates, among other things, cannot sell, lease or rent parts or whole goods that compete with Deere's products.

         9. Because of the nature of their financing and investment business, GE Capital and GECFS are unwilling to accede to the above-mentioned restriction applicable to a Neff Affiliate under the New Dealer Agreement because either company may, through default on a loan, investment opportunity or otherwise, become an owner or part-owner of an entity that Deere would consider to be a competitor.

         10. On or before June 30, 1998, subject to market conditions, Neff intends to complete an underwritten initial public offering of Common Stock registered under the Securities Act of 1933 (as amended) ("IPO"), in an amount of approximately twenty-five to thirty-three percent (25%-33%) of its Common Stock issued and outstanding after the IPO, which will further change the ownership of the company.

         11. To resolve certain issues under the Dealer Agreements relating to GE Capital's interest in Neff, Neff, the Mas shareholders, Fitzgerald, GE Capital and GECFS are taking steps to reduce the interest of GE Capital and GECFS in Neff. Specifically, they have entered into agreements (the "Disinvestment Agreements") whereby:

                  a. GE Capital and GECFS exchanged the Series B and C Neff preferred stock for Class B Common Stock representing forty percent (40%) of issued and outstanding Common Stock of Neff;

                  b. Santos then purchased shares of Class B Common Stock from GE Capital and GECFS representing six percent (6%) of the issued and outstanding Common Stock of Neff;

                  c. The Mas shareholders, Neff and GE Capital entered into a Control Option Agreement dated March 25, 1998 granting GE Capital and any GE Affiliate the right to acquire shares of Neff Common Stock sufficient to

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                           increase their ownership to fifty-one percent (51 %)
                           of the issued and outstanding Common Stock commencing on July 1, 1998 ("Control Option Agreement");

                  d. Neff and GE Capital (on behalf of GE Affiliates) entered into a Standstill Agreement dated April 29, 1998 ("Standstill Agreement"), attached hereto as Attachment 2, whereby the GE Affiliates have agreed that, in addition to the obligations accepted by GE Capital and GECFS as recited above, in the eighteen months following the date of this Agreement, the GE Affiliates shall make no attempt to enlarge their rights or interests in Neff and, after that eighteen month period, the GE Affiliates shall (i) through their direct or indirect combined ownership of Neff Common Stock directly or indirectly own no more than twenty percent (20%) of the issued and outstanding Common Stock, (ii) appoint no directors to Neff's board of directors, provided however, that if the GE Affiliates sell fifteen percent (15%) or more of Neff Common Stock issued and outstanding to a Person who is neither a GE Affiliate, nor a Deere Competitor, Neff may provide that such Person shall have the right to appoint a director to Neff's board of directors, (iii) provide no financing to Neff, (iv) have no rights, vested or contingent, to exercise any control over Neff, and (v) make no attempt to exercise control over Neff directly or indirectly, either alone or in conjunction with other shareholders.

                  e. GE Capital and GECFS have granted Santos Capital an option to purchase, by September 25, 1999, ten percent (10%) (before dilution by the IPO) of Neff's issued and outstanding Common Stock from GE Capital and GECFS (the "Santos Capital Option");

                  f. Prior to completion of the IPO, Neff will replace its existing credit facility with GE Capital with a credit facility with financial institutions unrelated to GE Capital so that GE Capital and GE Affiliates will no longer be lenders or creditors of Neff pursuant to an amended credit agreement ("Credit Agreement");

                  g. Subject to market conditions, Neff intends to complete an IPO of approximately twenty-five to thirty-three percent (25%-33%) of its issued and outstanding Common Stock on or before June 30, 1998;

                  h. Concurrently with the IPO, the Control Option Agreement will be terminated, eliminating GE Capital's and any GE Affiliate's right to acquire shares of Neff Common Stock sufficient to increase its ownership to fifty-one percent (51%) of the issued and outstanding Common Stock;

                  i. Prior to the completion of the IPO, Neff will implement a shareholder rights plan, a draft of which is attached hereto as Attachment 1, which will

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

                           provide, among other things, that if, after September 25, 1999, any combination of GE Affiliates either directly or indirectly increases their direct or indirect combined ownership of Neff Common Stock to an amount in excess of twenty percent (20%) of the issued and outstanding Common Stock, and such excess ownership is not divested by the GE Affiliates as provided in the rights plan, then the "flip-in" rights provided for in section 11 of the rights plan will be triggered allowing Neff shareholders other than GE Affiliates to acquire additional stock, and the GE Affiliates' interest in Neff will be significantly diluted ("Neff Shareholder Rights Plan");

                  j. Immediately after the date of the IPO, GE Capital will sell its Series A Neff preferred stock to Neff;

                  k. Promptly following the IPO, representatives of GE Capital and GECFS on the board of directors of Neff will resign their positions on Neff's board of directors and GE Capital, GECFS and GE Affiliates will no longer have any rights to appoint such representatives to the board of directors of Neff; and

                  l. After the IPO, GE Capital and GECFS, by September 25, 1999, will sell an amount of Neff Common Stock to Santos Capital (pursuant to the Santos Capital Option) or to another buyer (who will be a Neff Affiliate under the New Dealer Agreement if it has ten percent (10%) or more of the issued and outstanding Common Stock of Neff), so that the direct and indirect combined ownership of GE Capital, GECFS and all other GE Affiliates in the Common Stock of Neff will be reduced to no more than twenty percent (20%) of the total issued and outstanding Common Stock of Neff after dilution by the IPO.

         13. The parties have resolved their concerns regarding ownership and future potential competition and have contemporaneously entered into the New Dealer Agreement, all on the terms and subject to the conditions set forth herein.

                                    COVENANTS

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions set forth herein, the parties hereby agree as follows:

         1. Neff, the Mas shareholders and Fitzgerald covenant that they will take the steps as provided in the Disinvestment Agreements, the Neff Shareholder Rights Plan and the Standstill Agreement, including the IPO, so that, within the time periods provided in the recitals above, GE Affiliates will, directly and indirectly:

                  a.       own no Neff preferred stock;

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

                  b. together own no more than twenty percent (20%) of the total issued and outstanding Neff Common Stock after dilution by the IPO;

                  c.       have no representative on Neff's board of directors;

                  d. not be lenders or creditors of Neff (except in connection with trade accounts payable arising in the ordinary course of business upon the sale of goods or services to Neff);

                  e.       have no rights under the Control Option Agreement;
                           and

                  f. together not enlarge their ownership, control or other rights in Neff.

         2. Neff, the Mas shareholders and Fitzgerald covenant that, on and after the date of this Agreement, Neff (i) will not issue or sell Stock (other than shares of Class A Common Stock issuable upon conversion of Class B Common Stock) to GE Affiliates, (ii) will not take any steps to revise the attached draft of the Neff Shareholder Rights Plan except as may be required by good business judgment, (iii) will cause the Neff Shareholder Rights Plan to be approved and executed before the completion of the IPO (Neff to provide Deere with a copy of the final executed plan within fifteen business days of the date of this Agreement), (iv) will not take any steps to amend the Neff Shareholder Rights Plan to provide that GE Affiliates would not trigger the flip-in rights if they were to increase their direct and indirect combined ownership of issued and outstanding Neff Common Stock to an amount in excess of twenty-five percent (25%) from the date of the IPO to September 25, 1999 and to an amount in excess of twenty percent (20%) on and after September 25, 1999, (v) otherwise will take no action to permit such an increase in ownership to proceed in a manner that would not trigger the flip-in rights under the Neff Shareholder Rights Plan and
(vi) will not take any steps to amend the Standstill Agreement.

         3. The Mas shareholders and Fitzgerald covenant that, unless the GE Affiliates take action to reduce their ownership in Neff to twenty percent (20%) or less of the issued and outstanding Neff Common Stock by September 25, 1999 (the "Option Exercise Deadline"), Santos Capital will exercise the Santos Capital Option on or before the Option Exercise Deadline. If, for any reason, Santos Capital is unable to exercise the Santos Capital Option, the Mas shareholders and Fitzgerald further covenant that they shall take whatever steps are necessary to reduce the GE Affiliates' ownership position in Neff to twenty percent (20%) or less on or before the Option Exercise Deadline.

         4. Neff, the Mas shareholders and Fitzgerald covenant that, upon completion of the steps as provided in the Disinvestment Agreements:

                  a. GE Affiliates, with the exception of ownership of Neff Common Stock allowed under those agreements, will not, directly or indirectly, have any Stock, control options, ownership, equity or financial interest in Neff, or any right, conditional or unconditional, to acquire the same;

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

                  b. GE Affiliates will not, directly or indirectly, have the power to appoint a director or directors to the board of directors of Neff, or any right, conditional or unconditional, to acquire the same, provided however, that if the GE Affiliates sell fifteen percent (15%) or more of Neff Common Stock issued and outstanding to a Person who is neither a GE Affiliate, nor a Deere Competitor, Neff may provide that such Person shall have the right to appoint a director to Neff's board of directors;

                  c. GE Affiliates will not, directly or indirectly, be a lender or creditor of Neff, or have any right, conditional or unconditional, to become a lender or creditor of Neff (except in connection with trade accounts payable arising in the ordinary course of business upon the sale of goods or services to Neff); and

                  d. GE Affiliates will not, directly or indirectly, have any management agreements, super-majority rights or other power, influence or control over the management or operation of Neff, or any right, conditional or unconditional, to acquire the same.

         5. Neff, the Mas shareholders and Fitzgerald covenant that, on and after completion of the steps as provided in the Disinvestment Agreements, they will take no action to allow or permit, and will take all steps necessary to prohibit and prevent, GE Affiliates from, directly or indirectly:

                  a. together acquiring more than twenty percent (20%) of the issued and outstanding Common Stock of Neff;

                  b.       acquiring any other Stock of Neff;

                  c.       acquiring any control option for Neff Stock;

                  d. acquiring any other equity or financial interest in Neff;

                  e.       appointing a director to Neff's board of directors;

                  f.       acquiring any super-majority rights in Neff;

                  g. providing a credit facility or otherwise lending money to Neff;

                  h.       entering into a management agreement with Neff;

                  i. entering into any other agreement or relationship with Neff that has the potential for the exercise of any power or influence to control the management or operation of Neff; and

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

                  j. otherwise exercising any power, influence or control over the management or operation of Neff.

         6. Neff, the Mas shareholders and Fitzgerald covenant that, they will take all steps necessary (i) to enforce the Neff Shareholder Rights Plan and the Standstill Agreement, (ii) to require the GE Affiliates to comply with the terms of the Neff Shareholder Rights Plan and the Standstill Agreement, and (iii) to assure that the GE Affiliates will be solely passive investors in Neff and will remain solely passive investors for the duration of their present investment and any future investment in Neff.

         7. Deere will waive and not enforce Section 1.b.ii. of the New Dealer Agreement with respect to GE Capital and GECFS as Neff Affiliates, so long as, on and after the completion of the steps as provided in the Disinvestment Agreements, GE Affiliates (i) do not together own more than twenty percent (20%) of the total issued and outstanding Neff Common Stock after dilution by the IPO and (ii) continue to be without the ownership, power and rights identified in Covenant 4 of this Agreement. Except as may otherwise be agreed by Deere in writing, Deere reserves the right to (a) enforce all other provisions of the New Dealer Agreement with respect to GE Capital and GECFS and (b) enforce all provisions of the New Dealer Agreement with respect to Neff Machinery and all other Neff Affiliates.

         8. Should Neff, Neff Machinery, the Mas shareholders or Fitzgerald breach any covenant of Sections 1-6 and 13-14 of the Covenants of this Agreement, should Neff fall to make the IPO as provided herein, should Neff approve and execute the Neff Shareholder Rights Plan containing terms that Deere determines, in its sole discretion, are not acceptable, without regard to whether such terms may be consistent with good business judgment, or should any GE Affiliate breach the Standstill Agreement, Deere shall have the right to terminate any or all of Neff Machinery's dealership appointments then existing, effective immediately.

         9. Notwithstanding Section 1.i.i. of the New Dealer Agreement, Neff may, without further approval by Deere, conduct the IPO, provided, however, that Neff will execute an Indemnification Agreement, in the form attached hereto as Attachment 3 ("Indemnification Agreement"), before proceeding with the IPO.

         10. When Neff makes its IPO, the provisions of Sections 10 and 11 of the Covenants of this Agreement shall apply, from and after the IPO, in lieu of Neff Machinery's covenant, under Section 1.i.i. of the New Dealer Agreement, that no change in the ownership of Neff will occur unless Deere has given its prior written approval of such change.

                  From and after the IPO, none of the following events shall occur unless Deere has given its prior written approval:

                  a. The Control Group (Jorge L. Mas, Jr., Jose Ramon Mas, Juan Carlos Mas, and Kevin Fitzgerald and entities that they wholly own) shall cease to own or control in excess of thirty percent (30%) of the outstanding voting

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                           power of Neff (or a successor entity in a transaction
                           not prohibited by subsection 10(c) or 10(d) hereof);

                  b. The Control Group shall cease to own Common Stock, issued and outstanding, representing at least thirty percent (30%) of Neff's shareholders' equity (or the shareholders' equity of a successor entity in a transaction not prohibited by subsection 10(c) or 10(d) hereof);

                  c. Another corporation or other legal person shall be merged or consolidated or reorganized into or with Neff, and immediately following such merger, consolidation or reorganization, the Control Group shall own, directly or indirectly, in the aggregate, outstanding securities of the surviving, resulting or acquiring corporation or other legal person having less than:

                           (i) thirty percent (30%) of the voting power of the surviving, resulting or acquiring corporation or other legal person; or

                           (ii) thirty percent (30%) of the shareholders' equity of such surviving, resulting or acquiring corporation or other legal person;

                  d. Neff shall sell or transfer all or substantially all of its business and/or assets to another corporation or other legal person; or

                  e. Individuals who are members of the Control Group; persons whose election, or nomination for election, by Neff's shareholders as directors of Neff was approved by a vote of at least three-quarters of the members of the Control Group; and persons whose election, or nomination for election, was previously so approved, shall cease for any reason to constitute at least a majority of Neff's directors then in office.

         11. From and after the IPO, Neff will give Deere immediate written notice whenever Neff:

                  a. becomes aware of the filing with the Securities and Exchange Commission of any Schedule 13D, 13G or 14D-1 (or amendment thereto) relating to Neff, or of facts indicating that such a filing should have been made; or

                  b. is considering the signing of any agreement or letter of intent (i) with any Person, if such agreement or letter of intent may involve a change in the ownership or control of Neff, or (ii) with any Deere Competitor or Affiliate thereof.

         12. When Neff makes its IPO, the following provisions (subsection (a) of this Section 12 of the Covenants of this Agreement) shall apply, from and after the IPO, in lieu of Deere's right, under Section 2.c.iv.c. of the New Dealer Agreement, to terminate Neff Machinery's

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                           dealership appointment in the event a change occurs
                           in the ownership of Neff without Deere's prior written approval:

                  a. In addition to its other rights of termination under the New Dealer Agreement and this Agreement, Deere shall have the right to terminate any and all of Neff Machinery's dealership appointments then existing, effective immediately:

                           (i) in the event of any noncompliance with Sections 9-11 of the Covenants above; or

                           (ii) if any Person, alone or in combination with that Person's Affiliates, other than the members of the Control Group, has or acquires ownership (including without limitation beneficial ownership, as determined under SEC rule 13d-3) or control of more than twenty percent (20%) of the outstanding shares of any class of Neff stock, or, in the case of GE Affiliates collectively from the date of the IPO to September 25, 1999, more than twenty-five percent (25%) of the outstanding shares of any class of Neff stock and on and after September 25, 1999, more than twenty percent (20%) of the outstanding shares of any class of Neff stock, without Deere's prior written approval.

         13. Neff and the Mas shareholders covenant that Neff, Santos Fund I, LP, Santos Capital Advisors, Inc., Jorge L. Mas, Jr. and the chief executive officer of Neff Machinery shall be among those identified as Key Persons in the New Dealer Agreement, as that term is defined therein.

         14. Neff and Neff Machinery will request and obtain Deere's written approval before soliciting (directly or indirectly) the interest of any Deere dealer or entering into any negotiations with any Deere dealer concerning a possible transaction that would add to the area of responsibility assigned to Neff Machinery under the New Dealer Agreement or constitute a new area of responsibility for Neff Machinery or a Neff Affiliate. Deere shall have the right, in its sole discretion, to reject such a request, to disapprove additions to Neff Machinery's area of responsibility, and to refuse assignment of a new area of responsibility to Neff Machinery, a Neff Affiliate, or any other person or entity.

         15. Deere covenants that, within five business days of the full execution of this Agreement, the Standstill Agreement, the New Dealer Agreement (including Exhibit 7 thereto and the personal guarantees) and the Indemnification Agreement, it shall withdraw its demand for arbitration, filed with the Chicago office of the American Arbitration Association ("AAA"), No. 51 168 00016 98, John Deere Construction Equipment Co. and Neff Machinery, Inc., Neff Corp., Jorge L. Mas, Jr., Juan Carlos Mas and Jose Ramon Mas, stating in a letter to the AAA that its dispute has been resolved and that its right to further arbitration under the March 1996 agreement has been terminated by mutual agreement.

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         16. Neff covenants that on and after the date of this Agreement, it will provide to Deere a copy of each amendment, modification or supplement to the Credit Agreement at the time such amendment, modification or supplement is made or executed.

         17. This Agreement, together with the Attachments hereto, and the New Dealer Agreement, together with the exhibits thereto, set forth the entire agreement and understanding between the parties, and supersedes, merges, terminates and otherwise renders null and void any and all prior written and oral agreements entered into by some or all of the parties with respect to the subject matter hereof Each party acknowledges that there are no warranties, representations, covenants, promises or understandings of any kind, nature or description whatsoever made by either party to the other, except such as are expressly set forth in this Agreement together with the Attachments hereto, and the New Dealer Agreement, together with the exhibits thereto, and further agrees that they shall not be bound by any definition, condition, provision or understanding except as expressly set forth herein, together with the Attachments hereto, and the New Dealer Agreement, together with the exhibits thereto.

         18. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Illinois without regard to Illinois' conflict of laws rules.

         19. The failure of any party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision, and any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. The remedies herein are cumulative and not exclusive of any remedies provided by law.

         20. The parties to this Agreement agree that any dispute pertaining in any way to Neff, Neff Machinery or Neff Rental, Inc., whether based on contract, tort, statute or other legal theory, shall be finally resolved by binding arbitration pursuant to the terms set forth in Exhibit 5 of the New Dealer Agreement.

         21. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes and all of which, when taken together, shall constitute one and the same Agreement.

                                     * * * *

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective, duly authorized officers or individually, as of the day and year first above written.

JOHN DEERE CONSTRUCTION EQUIPMENT COMPANY

By: /S/ BOB B. BROCK
    ------------------------------------------
Title: DIRECTOR, COMMERCIAL OPERATIONS
       ---------------------------------------

NEFF MACHINERY, INC.

By: /S/ KEVIN P. FITZGERALD
    ------------------------------------------
Title: PRESIDENT
       ---------------------------------------

NEFF CORP.

By: /S/ KEVIN P. FITZGERALD
    ------------------------------------------
Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
       ---------------------------------------

JORGE L. MAS, JR.

   /S/ JORGE MAS
----------------------------------------------

JUAN CARLOS MAS

  /S/ JUAN CARLOS MAS
----------------------------------------------

JOSE RAMON MAS

  /S/ JOSE RAMON MAS
----------------------------------------------

KEVIN FITZGERALD

  /S/ KEVIN P. FITZGERALD
----------------------------------------------

SANTOS FUND I, LLP

By: /S/ KEVIN P. FITZGERALD
    ------------------------------------------
Title:
       ---------------------------------------

SANTOS CAPITAL ADVISORS, INC.

By: /S/ KEVIN P. FITZGERALD
    ------------------------------------------
Title:
       ---------------------------------------